Exhibit 10.6

Final Form

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made by and between Odyssey Therapeutics, Inc., a Delaware corporation (the “Company”, and together with any parent company, any and all direct or indirect subsidiaries of the Company, and their affiliates, in each case, existing now or in the future, “Odyssey”), and [●] (the “Executive”), and shall become effective as of, and conditional upon, the day prior to the Public Trading Date (as defined below) (such date, the “Effective Date”).

WHEREAS, the Company and the Executive are parties to a letter agreement, dated [●], 20[●] (the “Letter Agreement”), and a Confidentiality and Assignment of Inventions Agreement, dated [●], 20[●] (the “Restrictive Covenant Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to supersede the Letter Agreement and set forth certain terms and conditions of the Executive’s continued employment, effective as of the Effective Date, provided that the Restrictive Covenant Agreement shall remain in effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment and Position. The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. The Executive shall initially serve as the Company’s [●], reporting to Odyssey’s Chief Executive Officer. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of Odyssey. Notwithstanding the foregoing, (i) [subject to prior written approval of Odyssey’s Chief Executive Officer,] the Executive may serve on the board of directors of [one other company][●], provided that such service does not create a conflict of interest with Odyssey, and (ii) the Executive may engage in religious, charitable or other community activities, in each case to the extent that such activities in clauses (i) and (ii) do not create a conflict of interest or interfere, individually or in the aggregate, with the Executive’s performance of the Executive’s duties to Odyssey or otherwise result in a violation of this Agreement, the Restrictive Covenant Agreement or any policy of Odyssey. [The Executive may continue to work remotely, subject to Odyssey’s remote working arrangements, as in effect from time to time.]1[The Executive shall be required to attend meetings in-person at such other location(s) within the continental United States, as determined by the Company’s Chief Executive Officer, no less than five (5) business days per calendar month, with travel expenses to be eligible for reimbursement in accordance with the Company’s policies, as in effect from time to time.]

1 Note to Draft: For Executives with an approved remote work arrangement.

2.
Compensation and Related Matters.
(a)
Base Salary. The Executive’s initial base salary rate shall be $[●] per annum, subject to periodic review and adjustment by the Board, or the compensation committee thereof, in its sole discretion. The Executive’s base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.
(b)
Annual Bonus. The Executive shall be eligible to receive an annual cash bonus (an “Annual Bonus”) in accordance with Odyssey’s annual bonus plan, policy or program as in effect from time to time. The Executive’s target Annual Bonus amount shall be [●]% (as such percentage may be increased from time to time) of Base Salary subject to the achievement of corporate goals and individual goals, if any. For the avoidance of doubt, if the Executive’s target percentage and/or Base Salary increase during the year, the target Annual Bonus will be the weighted average of the target for that year. The actual amount of any Annual Bonus will be determined by the Board, or the compensation committee thereof, in its sole discretion. Any Annual Bonus shall be paid to the Executive no later than March 15 of the year following the year in which it is earned, and, except as set forth below, as otherwise provided in any applicable annual bonus plan or policy or as otherwise determined by the Company, the Executive must be employed on the payment date to receive any Annual Bonus. [If this Agreement is entered into in connection with the commencement of the Executive’s employment with Odyssey, the Executive’s Annual Bonus, if any, for such year shall be prorated based on the date on which the Executive commenced employment with Odyssey.]2
(c)
Expenses. The Executive shall be entitled to reimbursement for all travel and other reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by Odyssey.
(d)
Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time on substantially the same basis as other senior management employees (excepting any legally required or jurisdiction-specific variations), subject to the terms and conditions of such plans. The Company reserves the right to amend or terminate its plans at any time.
(e)
Paid Time Off. The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time and to all paid holidays given by the Company to its executives.

2 Note to Draft: For new hires.

(f)
Equity Plan. The Executive shall be eligible to participate in Odyssey’s equity incentive plan, subject to approval by the Board, the terms of the plan document, and the Executive entering into any award agreements. Any awards shall be subject to vesting and other conditions required by the applicable plan document or award agreement and/or as determined by the Board in its sole discretion. Except as provided for in Section 4(b)(iii), nothing in this Agreement shall amend the terms of any equity incentive awards the Executives holds as of the Effective Date. [Upon the closing of a transaction that the Executive leads involving the out-license or partnering of Company intellectual property or other Company assets whereby the Company receives an unrestricted upfront payment no less than $[●] (such closing, the “Applicable Closing”), the Executive will be granted an option to purchase [●] shares of common stock of the Company (subject to adjustment to reflect any stock splits, reverse splits, or similar changes after the date this Agreement is signed and prior to grant) (such option, the “Deal Equity Award”). Any Deal Equity Award will be granted at the first Board meeting following the Applicable Closing and will vest in [●], subject to the Executive’s continuous service from the grant date through the applicable vesting date. For the avoidance of doubt, the Executive must be employed by the Company on the grant date to receive the Deal Equity Award. Any Deal Equity Award will be subject to the terms and conditions of the applicable equity incentive plan document and the applicable award agreement.]3
3.
Termination. The period commencing on the Effective Date and ending on the applicable Date of Termination (as defined below) shall be referred to herein as the “Term.” During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. The Executive’s employment hereunder shall automatically terminate upon the Executive’s death.
(b)
Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability (as defined below).
(c)
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below).
(d)
Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or 3(b) shall be deemed a termination without Cause.
(e)
Resignation by the Executive. The Executive may resign the Executive’s employment hereunder at any time for any reason, including for Good Reason (as defined below).
(f)
Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such resignation by the Executive shall be communicated by written Notice of Termination to the other party hereto. For

3 Note to Draft: For Senior Vice President, Strategy and Business Development.

purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement being relied upon.
(g)
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c) or without Cause under Section 3(d), the date on which Notice of Termination is given unless another date is specified by the Company; (iii) if the Executive resigns from employment under Section 3(e) other than for Good Reason, thirty (30) days after the date on which the Notice of Termination is given; and (v) if the Executive resigns from employment under Section 3(e) for Good Reason, sixty (60) days after the date on which a Notice of Termination is given, provided that the grounds for Good Reason have not been cured, as described in Section 5(e), and provided, further, that the Executive may withdraw a Notice of Termination prior to such sixtieth (60th) date. Notwithstanding the foregoing, if the Executive gives a Notice of Termination to the Company other than for Good Reason, the Company may unilaterally accelerate the Date of Termination and pay the Executive’s salary for the remainder of the notice period, and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(h)
Resignations. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with Odyssey upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be reasonably requested by the Company to confirm or effectuate any such resignations.
4.
Compensation Upon Termination.
(a)
Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and accrued and unused vacation, if any, through the Date of Termination; (ii) if the Executive’s employment terminates following the end of a calendar year and before Annual Bonuses for such prior calendar year are paid, any unpaid Annual Bonus in respect of such prior calendar year, which Annual Bonus shall be calculated in the same manner that is used to calculate bonuses for the Company’s other employees, paid as soon as practicable after the Date of Termination but no later than March 15th of the year of termination; provided, however, that no such Annual Bonus will be paid if the termination was by the Company for Cause or occurred at a time that Cause existed; and (iii) any vested benefits the Executive may have under any employee benefit plan or program of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans and programs.
(b)
Additional Compensation upon Termination by the Company without Cause or by the Executive for Good Reason. If the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, then, subject to [(x)] the Executive signing, not revoking and complying with a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release) [and (y) if such termination is by the Company without Cause, the Executive agreeing to extend the Non-Compete Period (as defined in the Restrictive Covenant Agreement) until the 12-month anniversary of the Date of Termination and such agreement becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release) (provided that the Executive shall have had seven (7) business days to revoke such agreement)]4:
(i)
the Company will continue to pay the Executive’s Base Salary for [●] months following the Date of Termination (such period, the “Severance Period”), in accordance with the Company’s normal payroll practices[, and the Company may, in its sole discretion and subject to receipt of the recommendation of the Board or the compensation committee thereof, pay the Executive a pro rata portion of the Executive’s Annual Bonus at such time as the Company determines but in any event no later than March 15 of the year following the year in which the Executive’s employment ends];
(ii)
if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the full amount of any monthly COBRA premiums for the Executive and the Executive’s eligible dependents until the earliest of the following: (A) the end of the Severance Period; (B) the Executive’s eligibility for group health coverage through other employment; or (C) the end of the Executive’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph or the benefits under the Company’s health plan may be taxable income to the Executive, or such payments may otherwise result in a violation of applicable nondiscrimination requirements, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings; and
(iii)
if the Executive’s Date of Termination is within the Change-in-Control Period, any equity incentive awards held by the Executive that have not vested shall vest as of the Date of Termination (or, if later, as of a Change in Control), with any time- or service-based vesting conditions deemed to be satisfied and (unless otherwise specified in the award agreement) any performance-based vesting conditions deemed to be satisfied at their target achievement levels.
(c)
Any termination or forfeiture of any unvested equity awards eligible for the acceleration of vesting pursuant to Section 4(b)(iii) that otherwise would occur on or within the three (3) month period following the Executive’s Date of Termination will be delayed until the end of such three (3) month period (but, in the case of any stock option, not later than the expiration date of such stock option specified in the applicable option agreement) and will only occur to the extent such equity awards do not vest pursuant to Section 4(b)(iii) and, for purposes of clarity, no

4 Note to Draft: For executives based in Massachusetts.

additional vesting of any equity awards shall occur during such three (3) month period, except pursuant to Section 4(b)(iii).
5.
Certain Definitions. As used in this Agreement:
(a)
“Cause” means any of the following, based on a reasonable good faith determination by the Board, the Executive’s: (i) conduct constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of Odyssey other than the occasional, customary and de minimis use of Odyssey property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct that would reasonably be expected to result in material economic injury or material reputational harm to Odyssey if the Executive were retained in the Executive’s position; (iii) willful and intentional continued non-performance of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) that has continued for more than thirty (30) days following written notice from the Board of such willful and intentional continued non-performance; (iv) a material breach of any of the provisions contained in Section 9 of this Agreement or of the Restrictive Covenant Agreement; (v) a material violation of Odyssey’s written employment or corporate governance policies; or (vi) the failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by Odyssey to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(b)
“Change in Control” shall have the same meaning as “Corporate Transaction” set forth in the Odyssey Therapeutics, Inc. 2026 Long-Term Incentive Plan as of such plan’s original effective date; provided, however, to the extent necessary to avoid a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a transaction shall be a Change in Control for purposes of this Agreement only if such agreement is a change in ownership or effective control, or change in the ownership of a substantial portion of the assets of a corporation, as defined in Treas. Reg. § 1.409A-3(i)(5).
(c)
“Change-in-Control Period” means the period beginning three (3) months prior to a Change in Control and ending on the twelve (12)-month anniversary of such Change in Control.
(d)
“Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as provided in sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code.
(e)
“Good Reason” means, without the Executive’s consent: (i) the material reduction of the Executive’s Base Salary, other than reductions in salary of not more than 15% that is based on the Company’s financial needs and applicable to all similarly situated executives; (ii) a change in the Executive’s position that materially reduces the Executive’s level of authorities, responsibilities, or duties; (iii) [a relocation of the Executive’s principal place of employment by more than thirty (30) miles][Executive no longer being permitted to spend a majority of

Executive’s working time remote]5, provided, however, that required travel for business needs, including to the Company’s offices, will not give rise to Good Reason under this prong (iii); or (iv) a material breach by the Company of this Agreement; provided that the Executive (x) has given the Company a Notice of Termination identifying the grounds for Good Reason within 60 days of its occurrence and the Company has failed to cure the same in all material respects within a 30-day period of that Notice of Termination and (y) the Company has no right to terminate the Executive’s employment for Cause. The Executive shall not have Good Reason on account of being relieved of the Executive’s duties if the Executive is placed on a paid leave not to exceed thirty (30) days, during which compensation and benefits are provided, so that the Board may investigate, in good faith, whether a Cause event has occurred.
(f)
“Public Trading Date” means the first date upon which the common stock of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system, or, if earlier, the date on which the Company becomes a “publicly held corporation” for purposes of Treasury Regulation Section 1.162-27(c)(1).

5 Note to Draft: For Executives with an approved remote working arrangement.

6.
Section 409A.
(a)
Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
Any payments that are subject to the Separation Agreement and Release requirement and are scheduled to be paid prior to the date the Separation Agreement and Release becomes effective shall be paid in a lump sum, without interest, with the first scheduled payment following the effectiveness of the Separation Agreement and Release and, if any such amounts are subject to Section 409A of the Code and the period during which the Executive has discretion to sign or revoke the Separation Agreement and Release straddles two calendar years, such amounts will be paid without interest in the second calendar year.

(e)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from the application of Section 409A of the Code, or to the extent not exempt, comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(f)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.
Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Executive’s severance and other benefits under this Agreement shall be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event the Executive’s severance and other benefits are delivered to a lesser extent pursuant to the foregoing clause (y), such severance and other benefits shall be reduced in the following order, in each case, in reverse chronological order beginning with the severance and other benefits that are to be paid the further in time from consummation of the transaction that is subject to Section 280G of the Code, unless otherwise agreed to by the Executive and the Company: (A) cash payments; (B) equity-based payments and acceleration; and (C) non-cash forms of benefits. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by an accounting firm selected by the Company (the “Accountant”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 7.

8.
Indemnification and Insurance. The Executive shall be indemnified by the Company to the extent provided under the Company’s charter and by-laws for losses resulting from the Executive’s good faith performance of the Executive’s duties and obligations to the Company. The Company shall cover the Executive under director’s and officer’s liability insurance during the Term and, while potential liability exists, after the Term, in the same amount and to the same extent as the Company covers its other officers and directors. The Company and the Executive hereby agree to execute the Company’s standard indemnification agreement for senior executives. For the avoidance of doubt, the Executive’s right to indemnification by the Company and coverage under any applicable directors’ and officers’ liability or other third-party insurance policy as provided herein shall continue following any termination of employment.
9.
Restrictive Covenants.
(a)
Restrictive Covenant Agreement. The terms of the Restrictive Covenant Agreement shall continue to be in full force and effect except (i) as provided in Section 9(b) with respect to protective disclosures and (ii) the provisions of Section 10 shall apply to disputes under the Restrictive Covenant Agreement.
(b)
Protective Disclosures. Nothing set forth herein or in the Restrictive Covenant Agreement shall be interpreted to prohibit the Executive from (i) making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization, (ii) reporting possible violations of law to a governmental agency or entity (including, but not limited to the Securities and Exchange Commission, the National Labor Relations Board or the Equal Employment Opportunity Commission) or require authorization or notification of such reports, or (iii) making other disclosures that are protected under the whistleblower or other provisions of federal, state, or local law or regulation.
(c)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Odyssey that relate to events or occurrences that transpired while the Executive was employed by Odyssey. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Odyssey at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority that relates to events or occurrences that transpired while the Executive was employed by Odyssey. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(c).
10.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, the Restrictive Covenant Agreement or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, shall be resolved solely and exclusively by confidential binding arbitration with the [New York, New York][Boston, Massachusetts]6 branch of JAMS (“JAMS”), to be governed by JAMS’ Employment Arbitration Rules and Procedures (or successor rules) applicable at the time of the commencement of the arbitration (the “JAMS Rules”) and heard before one arbitrator. The Executive and the Company shall attempt to mutually select the arbitrator. In the event the Executive and the Company are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. The Executive shall be required to pay an arbitration fee to initiate any arbitration equal to what the Executive would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator and shall pay such fees and costs of the arbitration if the Company initiates the arbitration. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each of the Executive and the Company shall bear its own attorneys’ fees, expert witness fees and other costs incurred in connection with any arbitration. If, however, any party prevails on a claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of the Company to seek and obtain equitable relief in accordance with the Restrictive Covenant Agreement.
11.
Consent to Jurisdiction. To the extent that any court action is permitted consistent with this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in [Delaware][Suffolk County, Massachusetts]7. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
12.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof, including without limitation the Letter Agreement (together with any exhibits thereto other than the Restrictive Covenant Agreement), provided that the Restrictive Covenant Agreement shall not be superseded by this Agreement and the Executive acknowledges and agrees that such agreement remains in full force and effect other than as specified in Section 9(a).
13.
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

6 Note to Draft: New York, New York for executives in New Jersey, Connecticut, Florida, Pennsylvania, and/or Michigan, and Massachusetts for executives in Massachusetts. For any executives in other states, local law requirements will need to be considered.

7 Note to Draft: Delaware for executives in New Jersey, Connecticut, Florida, Pennsylvania, and/or Michigan, and Suffolk County, Massachusetts for executives in Massachusetts. For any executives in other states, local law requirements will need to be considered.

14.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at the Parent’s main offices, attention of the Chief Executive Officer.
18.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (other than the Executive).
19.
Other Plans and Agreements. The Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise (but shall have the rights set forth in Section 4 above). If the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern, and the Executive may receive payment under this Agreement only and not both.
20.
Governing Law. This is Agreement shall be construed under and be governed in all respects by the laws of [Delaware][Massachusetts]8, without giving effect to conflict of laws principles that would refer construction to the laws of another jurisdiction. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the [Third][First]9 Circuit.

8 Note to Draft: Delaware for executives in New Jersey, Connecticut, Florida, Pennsylvania, and/or Michigan, and Massachusetts for executives in Massachusetts. For any executives in other states, local law requirements will need to be considered.

9 Note to Draft: Third Circuit for executives in New Jersey, Connecticut, Florida, Pennsylvania, and/or Michigan, and First Circuit for executives in Massachusetts.

21.
Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its capital stock, properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
22.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
23.
Legal Counsel. By signing below, the Executive acknowledges that the Executive has been advised by the Company to seek independent legal counsel with respect to this Agreement and that the Executive has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement. By signing below, the Executive represents that the Executive has read and understands all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party hereof by reason of the drafting or preparation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date listed below to be effective as of the Effective Date.

ODYSSEY THERAPEUTICS, INC.

By:
Title:
Date:

EXECUTIVE

[NAME]

Date: